EX-99.i.1

Stradley Ronon Stevens & Young, LLP 1250 Connecticut Avenue, N.W., Suite 500 Washington, DC 20036-2652 Telephone (202) 822-9611 Fax (202) 822-0140 www.stradley.com

February 24, 2014

Board of Trustees of Horizons ETF Trust
1350 Avenue of the Americas
33rd Floor
New York, New York 10036

Subject:	Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A of Horizons ETF Trust, a Delaware statutory trust
Registration No. 333-192751; File No. 811-22918

Ladies and Gentlemen:

We have acted as counsel to Horizons ETF Trust, a Delaware statutory trust (the “Trust”), including its new series, Horizons China High Dividend Yield ETF, Horizons Korea KOSPI 200 ETF and Horizons Canada S&P/TSX 60TM ETF (the “Series”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Pre-Effective Amendment No. 2 to the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933, as amended, and Amendment No. 2 to such Registration Statement under the Investment Company Act of 1940, as amended (the “Amendment”).

We have reviewed the Trust’s Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.
The shares of the Series will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-laws (each as amended to date) and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of the Series.

2.      The Series’ shares will be issued against payment therefor as described in the Series’ then-current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without par value, of the Series to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

Stradley Ronon Stevens & Young, LLP

By:   /s/ Michael W. Mundt
         Michael W. Mundt, a Partner
                                                                                                        Admitted in Virginia